EXHIBIT 2

SHARE PURCHASE AGREEMENT

By and Among

MR. DONG YU

SKILLGREAT LIMITED

BONA FILM GROUP LIMITED

And

NCIH, INC.

Dated as of May 13, 2012

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2012, by and among:

(1)	Mr. Dong Yu, an individual (the “Founder”);

(2)	Skillgreat Limited, a company duly incorporated and existing under the laws of the British Virgin Island and wholly owned by the Founder (the “Selling Shareholder”);

(3)	Bona Film Group Limited (NASDAQ: BONA), an exempted company duly incorporated and existing under the laws of the Cayman Islands (the “Company”); and

(4)	NCIH, Inc., a corporation incorporated under the laws of the State of Delaware (the “Investor”).

The Founder, the Selling Shareholder, the Company and the Investor are sometimes herein referred to each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Founder, through the Selling Shareholder, beneficially owns 10,760,870 ordinary shares, par value US$0.0005 per share, of the Company (“Ordinary Shares”);

WHEREAS, the Selling Shareholder wishes to sell to the Investor, and the Investor wishes to purchase from the Selling Shareholder, an aggregate of 6,050,067 Ordinary Shares (the “Shares”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, at the First Closing (as defined below), the Parties will enter into an Investor Rights Agreement in substantially the form attached hereto as Exhibit A (the “Investor Rights Agreement”);

WITNESSETH

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

“Action” means any charge, claim, action, complaint, petition, inquiry, investigation, appeal, suit, litigation, grievance or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“ADSs” means the American depository shares of the Company, each two (2) of which represent one (1) Ordinary Share.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC or New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Owned IP” means all Intellectual Property owned by the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Company’s Incentive Plans” means the Bona Film Group Limited 2009 Stock Incentive Plan and the Bona Film Group Limited 2010 Stock Incentive Plan, each filed as an exhibit to the Company’s Registration Statement on Form F-1 (File No. 333-170657), as amended, initially filed with the SEC on November 17, 2010.

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Investor immediately prior to the execution of this Agreement and attached hereto as Exhibit B.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Equity Securities” means, with respect to a Person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exploitation” means the exhibition, distribution, reproduction, sub-distribution, transmission, display, broadcast, performance, dissemination, publication, promotion, publicizing, advertising, rental, leasing, subleasing, selling, licensing, sublicensing, transfer, disposal of, commercializing, marketing and otherwise exploiting by any and all means, methods, processes, media devices and delivery systems of every kind or character, whether now known or hereafter created. “Exploit” means to cause the Exploitation.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its Subsidiaries.

“Group Company” means a member of the Group.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Intellectual Property” means any and all (i) patents and patent applications and reissues, renewals, reexaminations, continuations, continuations-in-part, divisions, substitutions, supplementary protection certificates and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, author’s rights, data rights and works of authorship (including artwork, software, computer programs, files, records and data, and related documentation), (iv) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (v) trade names, trade dress, trademarks, domain names, service marks, logos, business names, URLs, web sites, web pages and any part thereof, and registrations and applications therefor, the goodwill symbolized or represented by the foregoing.

“Investment Management Committee” means the Investment Management Committee of the Company.

“Last Closing” means the Closing that has last occurred under this Agreement.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Material Adverse Effect” means any circumstance, change, effect, event or occurrence that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, properties, assets (including intangible assets), Liabilities, operations, results of operations, or condition (financial or otherwise) of the Group taken as a whole, (ii) the ability of any Party to consummate the transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following, alone or in combination, occurring after the date of this Agreement, be deemed to constitute a Material Adverse Effect pursuant to clause (i) above, nor shall any event or occurrence, occurring after the date of this Agreement, to the extent relating to or resulting from any of the following be taken into account in determining whether a Material Adverse Effect pursuant to clause (i) above has occurred or would result: (1) changes in general economic, business or geopolitical conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices); (2) changes or developments generally affecting any of the industries in which the Company or any Group Company operates; (3) changes in Laws applicable to the Company, its Subsidiaries or any of their respective properties or assets or changes in GAAP; (4) any natural or man-made disasters or acts of war (whether or not declared), sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof; (5) any changes attributable to the entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Founder, the Selling Shareholder or the Company at the written request of or with the written consent of the Investor but excluding the representations in Section 3.1(c) and Section 3.2(d)); (6) any change in the market price or trading volume of the ADSs or any failure to meet internal or published projections, forecasts, budgets, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the facts or causes underlying, giving rise or contributing to any such change or failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (7) any shareholder litigation regarding allegations of a breach of fiduciary duty or other violation of applicable Law resulting directly from this Agreement or the transactions contemplated by this Agreement; except in the cases of clauses (1) or (2) above, to the extent that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental, material and disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to have, a Material Adverse Effect).

“NASDAQ” means The NASDAQ Global Market.

“Permit” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration or record filing, operating license, qualifications, ratification, certificate, declaration or filing with, or report or notice to, or other form of permission to engage in a specific activity issued by, any Person, including any Governmental Authority.

“Permitted Encumbrances” means (i) mechanics’, carriers’, or workmen’s, repairmen’s or similar liens arising or incurred in the ordinary course of business, and (ii) liens for taxes, assessments and other governmental charges that are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and the islands of Taiwan.

“PRC Subsidiary” means any Subsidiary of the Company that is organized under the Laws of the PRC.

“Purchase Price” means the sum of the First Closing Purchase Price, the Second Closing Purchase Price, the Third Closing Purchase Price and the Fourth Closing Purchase Price.

“SAFE” means the PRC State Administration of Foreign Exchange, the Chinese foreign exchange markets regulator, and the body responsible for implementing and enforcing foreign exchange controls in the PRC.

“SAFE Circulars” means the SAFE Circular on Issues Relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Round-Tripping Investment by PRC Residents issued by SAFE with effect from

November 1, 2005, and the SAFE Circular on the Issuing the Operational Rules Concerning Foreign Exchange Administration of Company Financings and Round-Tripping Investments via Overseas Special Purpose Companies by Residents in China issued by SAFE with effect from July 1, 2011, as well as any applicable Laws in force from time to time which operate to restate, amend or repeal any of the aforesaid documents or any part thereof.

“SAFE Registration Requirements” means the PRC foreign exchange registration requirements pursuant to the SAFE Circulars.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NASDAQ and any other applicable Law regulating securities or takeover matters.

“Subsidiary ” means, with respect to any Person, (i) any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity (or profits or capital) interests or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, and (ii) any entity whose assets, or portions thereof, has been or should be consolidated with the net earnings of the Person and should be recorded on the books of the Person for financial reporting purposes in accordance with GAAP including FIN 46R with respect to variable interest entities.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments, imposed in all cases by a Governmental Authority, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Instrument of Transfer, and any other documents or instruments required to be executed or delivered in connection with this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.

“VIE Agreements” means all of the Contracts described under the caption “Contractual Arrangements with our Affiliated Consolidated Entities” of Item 4 of the Company’s most recently filed Annual Report on Form 20-F.

“VIE Entities” means Beijing Baichuan Film Distribution Co., Ltd. , Bona Film Group Co., Ltd. (PRC) and Beijing Bona Advertising Co., Ltd. , each a limited liability company organized under the Laws of the PRC.

Section 1.2 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
“Agreement”	Preamble
“Arbitration Notice”	Section 8.11(a)
“Authorization”	Section 3.1(d)
“Basket”	Section 7.4(a)
“Claimant Side”	Section 8.11(b)
“Closing”	Section 2.2(d)
“Company”	Preamble
“Company IP”	Section 3.2(k)(i)
“Dispute”	Section 8.11(a)
“FCPA”	Section 3.2(o)
“First Closing”	Section 2.2(a)
“First Closing Purchase Price”	Section 2.1(a)
“First Closing Shares”	Section 2.1(a)
“Founder”	Preamble
“Founder Indemnifying Party”	Section 7.2(a)
“Fourth Closing”	Section 2.2(d)
“Fourth Closing Purchase Price”	Section 2.1(d)
“Fourth Closing Shares”	Section 2.1(d)
“Governmental Official”	Section 3.2(o)
“HKIAC”	Section 8.11(b)
“HKIAC Rules”	Section 8.11(b)
“Indemnified Party”	Section 7.2(a)

Defined Term	Section
“Indemnifying Party”	Section 7.2(b)
“Instrument of Transfer”	Section 2.3(a)(i)
“Investor”	Preamble
“Investor Rights Agreement”	Recitals
“Losses”	Section 7.2(a)
“Material Contracts”	Section 3.2(l)(i)
“Multiple Closings Indemnification”	Section 7.2(a)
“Ordinary Shares”	Recitals
“Party”	Preamble
“PFIC”	Section 3.2(h)(vii)
“Principal Tribunal”	Section 8.11(j)(i)
“Purchase Price”	Section 2.1(d)
“Required Permits”	Section 3.2(i)
“Respondent Side”	Section 8.11(b)
“SEC Filings”	Section 3.2(f)
“Second Closing”	Section 2.2(b)
“Second Closing Purchase Price”	Section 2.1(b)
“Second Closing Shares”	Section 2.1(b)
“Selling Shareholder”	Preamble
“Selling Shareholder Bank Account”	Section 2.5(a)(iii)
“Shares”	Recitals
“Third Closing”	Section 2.2(c)
“Third Closing Purchase Price”	Section 2.1(c)
“Third Closing Shares”	Section 2.1(c)

Section 1.3 Interpretation and Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Shares.

(a) Subject to the terms and conditions of this Agreement, the Selling Shareholder agrees to sell and deliver to the Investor, and the Investor agrees to purchase from the Selling Shareholder, at the First Closing (as defined below), 2,550,067 Ordinary Shares (the “First Closing Shares”), free and clear of any and all Encumbrances, at a purchase price of US$11.40 per Share for a total purchase price of US$29,070,763.80 (the “First Closing Purchase Price”).

(b) Subject to the terms and conditions of this Agreement, the Selling Shareholder agrees to sell and deliver to the Investor, and the Investor agrees to purchase from the Selling Shareholder, at the Second Closing (as defined below), 1,500,000 Ordinary Shares (the “Second Closing Shares”), free and clear of any and all Encumbrances, at a purchase price of US$11.40 per Share for a total purchase price of US$17,100,000.00 (the “Second Closing Purchase Price”).

(c) Subject to the terms and conditions of this Agreement, the Selling Shareholder agrees to sell and deliver to the Investor, and the Investor agrees to purchase from the Selling Shareholder, at the Third Closing (as defined below), 1,000,000 Ordinary Shares (the “Third Closing Shares”), free and clear of any and all Encumbrances, at a purchase price of US$11.40 per Share for a total purchase price of US$11,400,000.00 (the “Third Closing Purchase Price”).

(d) Subject to the terms and conditions of this Agreement, the Selling Shareholder agrees to sell and deliver to the Investor, and the Investor agrees to purchase from the Selling Shareholder, at the Fourth Closing (as defined below), 1,000,000 Ordinary Shares (the “Fourth Closing Shares”), free and clear of any and all Encumbrances, at a purchase price of US$11.40 per Share for a total purchase price of US$11,400,000.00 (the “Fourth Closing Purchase Price” and collectively with the First Closing Purchase Price, the Second Closing Purchase Price and the Third Closing Purchase Price, the “Purchase Price”).

Section 2.2 Closings.

(a) Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the First Closing Shares pursuant to this Agreement (the “First Closing”) shall take place at the offices of Simpson Thacher & Bartlett, 35th Floor, ICBC Tower, 3 Garden Road, Central, Hong Kong (or at such other places as the Parties may designate in writing), as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article V with respect to the First Closing (other than such conditions as may, by their terms, only be satisfied on the date of the First Closing).

(b) Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Second Closing Shares pursuant to this Agreement (the “Second Closing”) shall take place at the offices of Simpson Thacher & Bartlett, 35th Floor, ICBC Tower, 3 Garden Road, Central, Hong Kong (or at such other places as the Parties may designate in writing), as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article V with respect to the Second Closing (other than such conditions as may, by their terms, only be satisfied on the date of the Second Closing) and in any event within three (3) Business Days after the date of the First Closing.

(c) Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Third Closing Shares pursuant to this Agreement (the “Third Closing”) shall take place at the offices of Simpson Thacher & Bartlett, 35th Floor, ICBC Tower, 3 Garden Road, Central, Hong Kong (or at such other places as the Parties may designate in writing), as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article V with respect to the Third Closing (other than such conditions as may, by their terms, only be satisfied on the date of the Third Closing) and in any event within three (3) Business Days after the Second Closing.

(d) Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Fourth Closing Shares pursuant to this Agreement (the “Fourth Closing” and collectively with the First Closing, the Second Closing and the Third Closing, each a “Closing”) shall take place at the offices of Simpson Thacher & Bartlett, 35th Floor, ICBC Tower, 3 Garden Road, Central, Hong Kong (or at such other places as the Parties may designate in writing), as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article V with respect to the Fourth Closing (other than such conditions as may, by their terms, only be satisfied on the date of the Fourth Closing) and in any event within three (3) Business Days after the date of the Third Closing.

Section 2.3 Closing Deliveries by the Selling Shareholder.

(a) At the First Closing, the Selling Shareholder shall deliver to the Investor:

(i) a signed instrument of transfer in the form attached hereto as Exhibit C (an “Instrument of Transfer”) for the First Closing Shares, duly executed by the Selling Shareholder;

(ii) the Investor Rights Agreement, duly executed by the Selling Shareholder;

(iii) a copy of the board resolutions (or shareholders’ resolutions if so required by the Constitutional Documents) of the Selling Shareholder approving this Agreement, the other Transaction Documents and the transactions contemplated hereunder and thereunder; and

(iv) such other documents required to be delivered by the Selling Shareholder under Section 5.2 hereof.

(b) At the Second Closing, the Selling Shareholder shall deliver to the Investor:

(i) a signed Instrument of Transfer for the Second Closing Shares, duly executed by the Selling Shareholder; and

(ii) such other documents required to be delivered by the Selling Shareholder under Section 5.2 hereof.

(c) At the Third Closing, the Selling Shareholder shall deliver to the Investor:

(i) a signed Instrument of Transfer for the Third Closing Shares, duly executed by the Selling Shareholder; and

(ii) such other documents required to be delivered by the Selling Shareholder under Section 5.2 hereof.

(d) At the Fourth Closing, the Selling Shareholder shall deliver to the Investor:

(i) a signed Instrument of Transfer for the Fourth Closing Shares, duly executed by the Selling Shareholder;

(ii) original share certificates for the Shares sold by the Selling Shareholder duly endorsed in favor of the Investor; and

(iii) such other documents required to be delivered by the Selling Shareholder under Section 5.2 hereof.

Section 2.4 Closing Deliveries by the Company.

(a) At the First Closing, the Company shall deliver to the Investor:

(i) the Investor Rights Agreement, duly executed by the Company;

(ii) the written consent in form and substance reasonably satisfactory to the Investor, duly executed by the holders of at least a majority of the Registrable Securities (as such term is defined in that certain Shareholders Agreement dated as of November 8, 2010, by and among the Company and the other parties set forth therein) outstanding immediately prior to the First Closing, acknowledging and consenting to the Company’s granting to the Investor the registration rights set forth in the Investor Rights Agreement;

(iii) a copy of the board resolutions of the Company authorizing and approving this Agreement, the other Transaction Documents and the transactions contemplated hereunder and thereunder;

(iv) a duly executed certificate in form reasonably satisfactory to the Investor, issued in the name of the Investor and evidencing the First Closing Shares purchased by the Investor at the First Closing;

(v) a copy of the Company’s Register of Members as of the date of the First Closing, certified as true and accurate by the registered agent of the Company, evidencing the First Closing Shares purchased by the Investor at the First Closing; and

(vi) such other documents required to be delivered by Company under Section 5.2 hereof.

(b) At the Second Closing, the Company shall deliver to the Investor:

(i) a duly executed certificate in form reasonably satisfactory to the Investor, issued in the name of the Investor and evidencing the Second Closing Shares purchased by the Investor at the Second Closing;

(ii) a copy of the Company’s Register of Members as of the date of the Second Closing, certified as true and accurate by the registered agent of the Company, evidencing the Second Closing Shares purchased by the Investor at the Second Closing; and

(iii) such other documents required to be delivered by Company under Section 5.2 hereof.

(c) At the Third Closing, the Company shall deliver to the Investor:

(i) a duly executed certificate in form reasonably satisfactory to the Investor, issued in the name of the Investor and evidencing the Third Closing Shares purchased by the Investor at the Third Closing;

(ii) a copy of the Company’s Register of Members as of the date of the Third Closing, certified as true and accurate by the registered agent of the Company, evidencing the Third Closing Shares purchased by the Investor at the Third Closing; and

(iii) such other documents required to be delivered by Company under Section 5.2 hereof.

(d) At the Fourth Closing, the Company shall deliver to the Investor:

(i) a duly executed certificate in form reasonably satisfactory to the Investor, issued in the name of the Investor and evidencing the Fourth Closing Shares purchased by the Investor at the Fourth Closing;

(ii) a copy of the Company’s Register of Members as of the date of the Fourth Closing, certified as true and accurate by the registered agent of the Company, evidencing the Fourth Closing Shares purchased by the Investor at the Fourth Closing; and

(iii) such other documents required to be delivered by Company under Section 5.2 hereof.

Section 2.5 Closing Deliveries by the Investor.

(a) At the First Closing, the Investor shall deliver to the Selling Shareholder and the Company, as applicable:

(i) a signed Instrument of Transfer for the First Closing Shares, duly executed by the Investor;

(ii) the Investor Rights Agreement, duly executed by the Investor;

(iii) the First Closing Purchase Price by wire transfer in immediately available funds to the bank account to be designated by the Selling Shareholder in writing to the Investor at least three (3) Business Days before the First Closing (the “Selling Shareholder Bank Account”); and

(iv) such other documents required to be delivered by the Investor under Section 5.1.

(b) At the Second Closing, the Investor shall deliver to the Selling Shareholder and the Company, as applicable:

(i) a signed Instrument of Transfer for the Second Closing Shares, duly executed by the Investor;

(ii) the Second Closing Purchase Price by wire transfer in immediately available funds to the Selling Shareholder Bank Account; and

(iii) such other documents required to be delivered by the Investor under Section 5.1.

(c) At the Third Closing, the Investor shall deliver to the Selling Shareholder and the Company, as applicable:

(i) a signed Instrument of Transfer for the Third Closing Shares, duly executed by the Investor;

(ii) the Third Closing Purchase Price by wire transfer in immediately available funds to the Selling Shareholder Bank Account; and

(iii) such other documents required to be delivered by the Investor under Section 5.1.

(d) At the Fourth Closing, the Investor shall deliver to the Selling Shareholder and the Company, as applicable:

(i) a signed Instrument of Transfer for the Fourth Closing Shares, duly executed by the Investor;

(ii) the Fourth Closing Purchase Price by wire transfer in immediately available funds to the Selling Shareholder Bank Account; and

(iii) such other documents required to be delivered by the Investor under Section 5.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Founder and the Selling Shareholder. Each of the Founder and the Selling Shareholder hereby, jointly and severally, represents and warrants to the Investor that each of the representations and warranties contained in this Section 3.1 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of each Closing, with the same effect as if made on and as of the date of such Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a) Organization, Good Standing and Qualification. The Selling Shareholder is duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The Selling Shareholder has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it currently conducts and proposes to conduct business.

(b) Authority. Each of the Founder and the Selling Shareholder has all requisite capacity, power and authority to enter into this Agreement and each other Transaction Document to which he or it is a party, to perform his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Selling Shareholder of this Agreement and each other Transaction Document to which it is a party, the performance by the Selling Shareholder of its obligations hereunder and thereunder and the consummation by the Selling Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Selling Shareholder. Each of this Agreement and the other Transaction Documents to which the Founder or the Selling Shareholder is a party has been duly executed and delivered by the Founder and the Selling Shareholder, as applicable, and assuming due authorization, execution and delivery by the other Parties of this Agreement and other Transaction Documents, constitutes legal, valid and binding obligations of the Founder and the Selling Shareholder, enforceable against the Founder and the Selling Shareholder in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable Securities Laws, and (iv) to the extent Section 5.1 of the Investor Rights Agreement is a non-binding statement of intent by the parties thereto and shall not be enforceable against any of the parties thereto.

(c) Noncontravention. The execution, delivery and performance by the Founder and the Selling Shareholder of this Agreement and each other Transaction Document to which he or it is a party, and the consummation of the transactions contemplated hereby or thereby, do not and shall not (i) in the case of the Selling Shareholder, conflict with or violate any provision of its Constitutional Documents, (ii) conflict with or violate any applicable Law or any Governmental Order to which the Founder or the Selling Shareholder is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Founder or the Selling Shareholder is a party or by which he or it is bound or to which any of his or its assets or properties are subject, other than, in the case of clause (iii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Founder’s or the Selling Shareholder’s ability to perform his or its obligations under this Agreement or any other Transaction Document to which he or it is a party or to consummate the transactions contemplated hereby and thereby.

(d) Consents and Approvals. The execution, delivery and performance by the Founder and the Selling Shareholder of this Agreement or each other Transaction Document to which he or it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization”) to be obtained or made by the Founder or the Selling Shareholder, except (i) for such Authorizations as have already been obtained or made by the Founder or the Selling Shareholder before the date hereof, (ii) for the filing of a Schedule 13D or an amended Schedule 13G by the Founder and the Selling Shareholder with the SEC, or (iii) as otherwise explicitly provided in this Agreement.

(e) Title. The Shares are duly authorized, validly issued, fully paid and nonassessable. The Selling Shareholder is the sole record owner, and the Founder is the sole beneficial owner, of the Shares, in each case free and clear of any and all Encumbrances whatsoever and with no restrictions on the rights and other incidents of record and beneficial ownership pertaining thereto (except for any restrictions on transfer under applicable Securities Laws). The Selling Shareholder has good and marketable title to the Shares and the sole and absolute authority to transfer the Shares to the Investor pursuant to this Agreement. The Shares shall not include any of the 194,345 Ordinary Shares and 70,313 Ordinary Shares held by the Selling Shareholder on behalf of the other shareholders of the Company and for participants in the Company’s Incentive Plans. Upon delivery of the duly executed Instrument of Transfer for any portion of the Shares to the Investor and entry of the Investor as the holder of such portion of the Shares into the Register of Members of the Company against payment in full of the applicable portion of the Purchase Price by the Investor under Section 2.2, the Investor shall acquire good and valid title to such portion of the Shares, free and clear of all Encumbrances. There are no outstanding options, warrants, rights (preemptive or otherwise), calls, Contracts or commitments, oral or in writing, to which the Founder or the Selling Shareholder is a party or by which the Founder or the Selling Shareholder is bound to sell any of the Shares. Except for the transactions contemplated hereunder, neither the Founder nor the Selling Shareholder has assigned, transferred, sold, distributed, pledged or otherwise disposed of or agreed to dispose of all or any portion, or any interest in, the Shares.

(f) Non-Public Information. Neither the Founder nor the Selling Shareholder has any material fact, condition or information not disclosed in the SEC Filings which has materially adversely affected or may materially adversely affect the business of the Group, and the sale of any of the Shares pursuant to this Agreement is not prompted by any material adverse information concerning any Group Company which is not disclosed in the SEC Filings.

(g) Investment Experience. Each of the Founder and the Selling Shareholder is able to fend for himself or itself and has sufficient knowledge and experience in financial and business matters, including disposing of the Shares, and is capable of evaluating the merits and risks of the transactions contemplated hereunder. The sale and delivery of the Shares hereunder is for his or its own account, and each of the Founder and the Selling Shareholder has independently and without reliance upon the Investor or any representative of the Investor and based on such information as each of the Founder and the Selling Shareholder has deemed appropriate in his or its independent judgment, made his or its own analysis and decision to sell the Shares pursuant to this Agreement.

(h) Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Founder or the Selling Shareholder.

(i) Private Resale. The offer and sale of the Shares by the Selling Shareholder to the Investor pursuant to this Agreement is exempt from the registration requirements of the Securities Act.

(j) Disclosure. All information and materials provided or made available to the Investor by or on behalf of the Founder and the Selling Shareholder in connection with the negotiation or execution of this Agreement and the other Transaction Documents are true and correct as of the date hereof and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.2 Representations and Warranties of the Company. Subject to such exceptions specifically disclosed in (x) any SEC Filings filed by the Company with the SEC prior to the date hereof (excluding any disclosures set forth in the SEC Filings under the headings “Risk Factors” and “Forward-Looking Statements” and any other disclosures in any other forward-looking or cautionary statements) and (y) the Disclosure Schedule, the Company hereby represents and warrants to the Investor that each of the representations and warranties contained in this Section 3.2 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of each Closing, with the same effect as if made on and as of the date of such Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a) Organization, Good Standing and Qualification. Each Group Company is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation. With respect to the Subsidiaries of the Company that are variable interest entities as defined in FIN46R under GAAP and are consolidated by the Company for financial reporting purposes pursuant to the terms thereof, the Company possesses control over such Subsidiaries through the VIE Agreements, true and complete copies of which have been included in the SEC Filings other than as set forth on Section 3.2(a) of the Disclosure Schedule.

(b) Capitalization. As of the date hereof, the Company has (i) 30,402,346 Ordinary Shares issued and outstanding, (ii) 2,638,000 Ordinary Shares issuable pursuant to any outstanding Equity Securities exercisable or exchangeable for, or convertible into, any capital shares of the Company or pursuant to the Company’s Incentive Plans, and (iii) 1,719,785 Ordinary Shares available for issuance under the Company’s Incentive Plans. All of the issued and outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive and similar rights and were issued in compliance with all applicable Securities Laws and any rights of any Persons. Other than the Company’s Incentive Plans, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Securities of the Company, or Contracts by which the Company or any Subsidiary is or may become bound to issue additional Equity Securities of the Company, or securities or rights convertible or exchangeable into Equity Securities of the Company. None of the Company or its Subsidiaries is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its outstanding Equity Securities. Except as disclosed in the SEC Filings and except as provided in the Investor Rights Agreement, no Person has the right to require the Company to register any Equity Securities of the Company with the SEC or any other Governmental Authority, whether on a demand or piggy-back basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

(c) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of the Company. Each of this Agreement and the other Transaction Documents to which the Company is a party has been or will be, as applicable, duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties of this Agreement and other Transaction Documents, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable Securities Laws, and (iv) to the extent Section 5.1 of the Investor Rights Agreement is a non-binding statement of intent by the parties thereto and shall not be enforceable against any of the parties thereto.

(d) Noncontravention. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby or thereby, do not and shall not (i) conflict with or violate any provision of the Constitutional Documents of any Group Company, (ii) conflict with or violate any applicable Law or any Governmental Order to which any Group Company is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which any Group Company is a party or by which any Group Company is bound or to which any Group Company’s assets or properties are subject, including the VIE Agreements, other than, in the case of clause (iii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Company’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or consummate the transactions contemplated hereby and thereby.

(e) Consents and Approvals. Except as set forth on Section 3.2(e) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement or each other Transaction Document to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not require any Authorizations to be obtained or made by the Company, except (i) for such Authorizations as have already been obtained or made by the Company before the date hereof, (ii) for the filing by the Company with the SEC of a current report on Form 6-K, (iii) for the filing with the SEC of one or more registration statements in accordance with the registration rights under the Investor Rights Agreement, or (iv) as otherwise explicitly provided in this Agreement.

(f) SEC Filings. The Company has filed, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (all of the foregoing filed prior to the date hereof collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the Securities Act or the Exchange Act for the periods covered. The Company and its Subsidiaries are engaged only in the business described in the SEC Filings, and the SEC Filings contain a complete and accurate description of the business of the Company and its Subsidiaries, taken as a whole. At the time of the filing thereof, each of the SEC Filings complied as to form with the requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Filings. The Company satisfies the registrant requirements for the use of a registration statement on Form F-3 to register the Shares for resale by the Investor under the Securities Act. To the Company’s knowledge, there exist no facts or circumstances (including any required approvals or waivers or any circumstances that may delay or prevent the obtaining of accountant’s consents) that could reasonably be expected to prohibit or delay the preparation and filing of the registration statement for the resale of the Shares by the Investor contemplated by the Investor Rights Agreement.

(g) Absence of Material Changes. Since December 31, 2011, except as disclosed in the SEC Filings or otherwise explicitly permitted by this Agreement, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the Company’s most recently filed Annual Report on Form 20-F, except for changes in the ordinary course of business consistent with past practice which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of the Company, or any redemption or repurchase of any Equity Securities of the Company (other than repurchases by the Company at or below the original purchase price in connection with termination of employment);

(iii) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business consistent with past practice, by the Company or any of its Subsidiaries of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any Encumbrance or payment of any Liabilities by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or in an amount individually or among related Liabilities below US$1,000,000;

(vi) any change or amendment to the Constitutional Documents of the Company or any of its Subsidiaries or material change to any material Contract or arrangement by which the Company or any of its Subsidiaries is bound or to which any of their respective assets or properties is subject;

(vii) any material transaction entered into by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(viii) the loss of the services of any key employee, or material change in the composition or duties of the executive officers of the Company or any of its Subsidiaries;

(ix) other event or condition of any character that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Tax Matters.

(i) Each Group Company (A) has timely filed all material Tax Returns required to be filed by it (B) has timely paid all material Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Returns) and (C) has established an adequate accrual or reserve for the payment of all material Taxes payable in respect of the periods or portions thereof that are not yet due and payable and will establish an adequate accrual or reserve for the payment of all material Taxes payable in respect of the periods or portion thereof through the date of such Closing.

(ii) No deficiencies for any material Tax have been threatened, claimed, proposed or assessed against any Group Company in writing.

(iii) None of the Group Companies has received from any Governmental Authority (including any sales or use tax authority) any material (A) written notice indicating an intent to open a tax audit, (B) written request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any governmental authority against any Group Company. No material Tax Return of any Group Company is under audit by any governmental authority. No claim has ever been made by a governmental authority in a jurisdiction where any Group Company does not file Tax Returns or pay any Taxes that any Group Company is or may be required to file any such material Tax Returns or pay any material Taxes in that jurisdiction that has not been resolved.

(iv) No material Tax liens are currently in effect against any of the assets of any Group Company other than liens for Taxes not yet due and payable. There is not in effect any waiver by any Group Company of any statute of limitations with respect to any material Taxes nor has any Group Company agreed to any extension of time for filing any material Tax Return that has not been filed.

(v) Each of the Group Companies has complied with all applicable Law relating to the withholding of material Taxes.

(vi) None of the Group Companies has any material Liability for another person (other than a Group Company) as a result of being a member of a consolidated, combined, unitary or aggregate group of companies.

(vii) The Company does not believe it is a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297(a) of the Code for the taxable year ending December 31, 2012, and does not believe that it will become a PFIC in the future under current laws and regulations.

(viii) Except as set forth on Section 3.2(h)(viii) of the Disclosure Schedule, any preferential Tax treatment enjoyed by any Group Company on or prior to the date of such Closing has been in compliance with all applicable Laws and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effects of changes in the applicable Laws.

(i) Compliance with Laws; Orders and Permits. Each Group Company has been and is in compliance in all material respects with all Laws and Governmental Orders to which such Group Company is subject or by which such Group Company’s assets or properties are bound. Each Group Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to own or lease its properties and assets and conduct its business as currently conducted and as proposed to be conducted (the “Required Permits”), including the Permits for producing, co-producing, importing, distributing, exhibiting and otherwise Exploiting films, and all the Required Permits are in full force and effect and no cancellation or suspension of any Required Permit is pending or threatened, in each case except where such failure to own, hold, possess or lawfully use, or the suspension or cancellation of, or failure to be valid or in full force and effect of such Required Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Group Company has been or is in material violation of any applicable Law or Governmental Order in relation to the importation, distribution, exhibition or other Exploitation of imported films into the PRC and the related film import quota systems, including films imported on a revenue-sharing basis or a buy-off basis. Except as set forth on Section 3.2(i) of the Disclosure Schedule, each of the Founder, Mr. Hai Yu and Mr. Zhong Jiang, and any record owner of any Equity Securities of the Company who is a PRC resident under the SAFE Circulars or otherwise subject to the SAFE Registration Requirements, has fully complied with the SAFE Registration Requirements.

(j) Related Party Transactions. Except as disclosed in the SEC Filings, none of the Affiliates, officers or directors of any Group Company is presently a party to any transaction with any Group Company (other than as holders of share options and for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, officer or director. Except as disclosed in the SEC Filings, none of the Affiliates, officers or directors of the Company directly or indirectly competes with, or has any interest in any Person that, directly or indirectly, competes with, any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

(k) Intellectual Property.

(i) Each Group Company owns or otherwise has sufficient rights (including but not limited to the applicable rights of development, maintenance, licensing and/or transfer) to all Intellectual Property necessary and sufficient to conduct its business substantially as currently conducted by such Group Company (“Company IP”). Except as would not be material to the Group, all Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. Except as would not be material to the Group, no Group Company, or any of its employees, officers or directors, has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. Except as would not be material to the Group or other than created in the ordinary course of business consistent with past practice, the Company Owned IP is free and clear of any Encumbrance, license or other Contract granting rights therein to any other Person. No Company Owned IP is subject to any proceeding or outstanding Governmental Order in the PRC (or except as would not be material to the Group, outstanding Governmental Order elsewhere in the world) or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company or (b) may affect the validity, use or enforceability of such Company Owned IP. Other than in the ordinary course of business consistent with past practice, no Group Company has (a) transferred or assigned any material Company IP to any Person; (b)

authorized any Person the joint ownership with respect to any material Company IP; or (c) permitted the rights of any Group Company in any material Company IP to lapse or enter the public domain.

(ii) To the knowledge of the Company, no Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the knowledge of the Company, no Person has violated, infringed or misappropriated any material Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing.

(iii) Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing.

(l) Material Contracts.

(i) For purposes of this Agreement, “Material Contracts” means each outstanding Contract to which any Group Company is a party or to which any Group Company or any of its properties or assets is subject, which (A) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K under the Securities Act, (B) is a real property lease for a cinema space or (C) is a VIE Agreement.

(ii) All of the Material Contracts are valid, subsisting, in full force and effect and binding upon and enforceable against the applicable Group Company and, to the knowledge of the Company, the other parties thereto. Each Group Company has duly performed all its obligations in all material respects under each Material Contract to the extent that such obligations to perform have accrued. No material breach or material default, alleged breach or default, or event which would (with or without notice, lapse of time or both) constitute a material breach or material default under any of the Material Contracts by any Group Company or any other party or obligor with respect thereto, has occurred, or as a result of any Transaction Document, or the performance hereof or thereof, will occur. No Group Company has received or given any notice regarding any such breach or default.

(m) Litigation. There is no material Action pending or threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties. None of the Company, any of its Subsidiaries, or any director or officer thereof in his or her capacity as such director or officer or otherwise in connection with his or her role or activities with the Company or such Subsidiary, is or has been the subject of any Action involving a claim of violation of, or liability under, applicable Securities Laws, or a claim of breach of fiduciary duty.

(n) Compliance with NASDAQ Continued Listing Requirements. The ADSs are listed on NASDAQ. There are no Actions pending or threatened against the Company relating to the continued listing of the ADSs on NASDAQ, and the Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the ADSs from NASDAQ.

(o) Anti-Corruption Compliance. None of the Company or its Subsidiaries, their respective directors, officers, agents, employees or other Persons that act for or on behalf of Company or any of its Subsidiaries, authorized or made, either directly or indirectly through any third party, any gift, offer, promise, or payment of anything of value: (A) to any Governmental Official (as defined below) with the intent or purpose of (w) influencing any act or decision of such Governmental Official in his or her official capacity, (x) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, (y) securing any improper advantage for any Group Company, or (z) inducing such Governmental Official to use his or her influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist any Group Company or in obtaining or retaining business for or with, or directing business to, any person, except to the extent that such conduct was expressly permitted by applicable Law; or (B) to any Person in violation of any Law against commercial or official bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). As used in this subsection, “Governmental Official” means (A) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (B) any employee or official of a political party, (C) any candidate for political office or his or her employee, or (D) any employee or official of an international organization. The Company has implemented, and shall continue to implement, policies and procedures to prevent and detect violations of the FCPA and any other Law against commercial or official bribery or corruption.

(p) Investment Company. The Company is not and, after giving effect to the transactions contemplated by the Transaction Documents, will not be, required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(q) Foreign Private Issuer. The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

(r) U.S. Real Property. The Company does not own any real property in the United States.

(s) Disclosure. All information and materials provided or made available to the Investor by or on behalf of the Company in connection with the negotiation or execution of this Agreement and the other Transaction Documents are true and correct as of the date hereof and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.3 Representations and Warranties of the Investor. The Investor represents and warrants to the Founder, the Selling Shareholder and the Company that each of the representations and warranties contained in this Section 3.3 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of each Closing, with the same effect as if made on and as of the date of such Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a) Organization, Good Standing and Qualification. The Investor is duly organized, validly existing and in good standing under the Laws of Delaware.

(b) Authority. The Investor has all necessary corporate or similar power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereunder. The execution and delivery by the Investor of this Agreement and each other Transaction Document to which it is a party, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of the Investor. Each of this Agreement and the other Transaction Documents to which it is a party has been or will be, as applicable, duly executed and delivered by the Investor, and assuming due authorization, execution and delivery by the other Parties of this Agreement and the other Transaction Documents, constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable Securities Laws, and (iv) to the extent Section 5.1 of the Investor Rights Agreement is a non-binding statement of intent by the parties thereto and shall not be enforceable against any of the parties thereto.

(c) Noncontravention. The execution, delivery and performance by the Investor of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby or thereby, do not and shall not (i) conflict with or violate any provision of the Constitutional Documents of the Investor, (ii) conflict with or violate any applicable Law or any Governmental Order to which the Investor is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Investor is a party or by which any the Investor is bound or to which the Investor’s assets or properties are subject, other than, in the case of clause (iii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Investor’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or consummate the transactions contemplated hereby and thereby.

(d) Consents and Approvals. The execution, delivery and performance by the Investor of this Agreement or each other Transaction Document to which the Investor is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not require any Authorizations to be obtained or made by the Investor, except (i) for such Authorizations as have already been obtained or made by the Investor before the date hereof, (ii) for the filing of a Schedule 13D by the Investor with the SEC, or (iii) as otherwise explicitly provided in this Agreement.

(e) Restricted Securities. The Investor acknowledges and understands that the Shares to be received under this Agreement have not been registered under the Securities Act and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act.

(f) Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Investor.

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1 Future Sale of Securities. Neither the Founder nor the Selling Shareholder shall, during six (6) months after the Last Closing, directly or indirectly, offer, sell, transfer, encumber or otherwise dispose of any ADSs or any Ordinary Share or any securities convertible into or exchangeable or exercisable for any ADSs or Ordinary Shares, whether now owned or hereafter acquired by the Founder or the Selling Shareholder. The Investor shall not, during six (6) months after the Last Closing, directly or indirectly, offer, sell, transfer, encumber or otherwise dispose of any ADSs or any Ordinary Share or any securities convertible into or exchangeable or exercisable for any ADSs or Ordinary Shares, whether now owned or hereafter acquired by the Investor.

Section 4.2 Securities Compliance; Listing. The Company shall, and each of the Founder and the Selling Shareholder shall cause the Company to, notify the SEC in accordance with the applicable Securities Laws, of the transactions contemplated by this Agreement and the other Transaction Documents, and shall take all other necessary action and proceedings as may be required or permitted by applicable Securities Laws, for the legal and valid transfer of the Shares by the Selling Shareholder to the Investor. The Company shall, and each of the Founder and the Selling Shareholder shall cause the Company to, (a) maintain the listing of all of the ADSs on NASDAQ and (b) pay all fees and expenses in connection with satisfying the Company’s obligations under this Section 4.2. The Company shall not, and each of the Founder and the Selling Shareholder shall cause the Company to not, take any action that would be reasonably expected to result in the delisting or suspension of the ADSs on NASDAQ.

Section 4.3 Issuance of ADSs. Upon the Investor’s written request, the Company shall, and each of the Founder and the Selling Shareholder shall cause the Company to, facilitate, and consent to (subject to compliance with the Securities Act), the deposit of any or all of the Shares by the Investor with the depositary for the issuance of ADSs in accordance with the Deposit Agreement between the Company and Deutsche Bank Trust Company Americas as depositary (as may be amended or replaced from time to time).

Section 4.4 SAFE Compliance. As soon as reasonably practicable but no later than one-hundred eighty (180) days after the Last Closing, the Founder shall complete all of the reporting, filing and registration requirements (including filings of amendments to existing registrations) under the SAFE Circulars, and obtain a SAFE registration form with respect to the change of his indirect shareholding in the Company after the Last Closing in form and substance reasonably satisfactory to the Investor. As soon as reasonably practicable after the First Closing, the Company shall register the Company’s Incentive Plans with SAFE in compliance with the SAFE Registration Requirements.

Section 4.5 Equity Pledges under VIE Agreements. The Company shall cause the filing of the pledges of all of the outstanding Equity Securities of Bona Film Group Co., Ltd. (PRC) pursuant to the Amended Equity Pledge Agreements dated as of June 17, 2011, by and among Beijing Bona New World Media Technology Co., Ltd. , the Founder and Mr. Hai Yu to be completed with the competent PRC Governmental Authority as soon as reasonably practicable but no later than ninety (90) days after the First Closing.

Section 4.6 Press Release; Public Announcements and Filings. The Company may issue a press release on or promptly after the date hereof and may furnish a current report on Form 6-K to the SEC which exhibits such press release; provided, however, the Investor shall have approved in writing such press release and Form 6-K prior to the issuance or filing thereof. The Company shall also be entitled to file a copy of this Agreement and the Investor Rights Agreement as an exhibit to its annual report on Form 20-F. Each of the Investor and the Founder shall be entitled to file a copy of this Agreement and the Investor Rights Agreement as an exhibit to its Schedule 13D filing or his amended Schedule 13G filing, respectively, with the SEC with respect to the transactions contemplated hereunder to the extent required by applicable Law; provided, however, the Founder shall provide a copy of the amended Schedule 13G to the Investor for review a reasonable period of time before making the filing thereof and shall consider in good faith any comments or changes that the Investor may propose or suggest. No other written public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of (a) the Company, with respect to any public release or announcement by the Founder, the Selling Shareholder or the Investor, or (b) the Investor, with respect to any public release or announcement by the Company, in which case the Company and the Investor shall issue such public release or announcement jointly, except as such release or announcement may be required by Law or the rules or regulations of any applicable securities exchange, in which case the Company or the Investor, as applicable, shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.7 Use of Names.

(a) Except as otherwise required by applicable Law or applicable stock exchange regulation, none of the Founder, the Selling Shareholder or the Company shall use, directly or indirectly, the Investor’s name or the name of any of the Affiliates of the Investor in any advertisement, announcement, press release or other similar communication without the prior written consent of the Investor.

(b) Except as otherwise required by applicable Law or applicable stock exchange regulation, the Investor shall not use, directly or indirectly, the Company’s name or the name of any of the Affiliates of the Company in any advertisement, announcement, press release or other similar communication without the prior written consent of the Company.

Section 4.8 United States Tax Matters.

(a) The Company shall not elect to be treated as an entity other than a corporation for United States federal income tax purposes.

(b) Upon the Investor’s reasonable request, the Company shall reasonably cooperate with the Investor, and provide the Investor with all information reasonably available to the Company or any other Group Company, to permit the Investor to (i) accurately prepare its tax returns and comply with any reporting requirements as a result of such determination; (ii) determine whether any Group Company is or has been a PFIC for United States federal income tax purposes and to determine the consequences to the Investor of such status; and (iii) make or cause to be made and maintain any and all United States federal income tax elections that may be advisable in the Investor’s reasonable discretion related to the investment in the Company, including without limitation a “qualified electing fund” election under Section 1295 of the Code.

(c) The Company shall use reasonable efforts to comply and to cause each of the other Group Companies to comply with all record-keeping, reporting, and other reasonable requests that are necessary for the Company and the other Group Companies to allow the Investor to comply with any applicable United States federal income tax Laws, including, without limitation, the filing of Internal Revenue Service Form 5471; provided that, in the Company’s reasonable judgment, such compliance would not subject the Company or any other Group Company to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Company or any other Group Company.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of the Selling Shareholder. The obligations of the Selling Shareholder to consummate the transactions contemplated by this Agreement and each other Transaction Document to which the Selling Shareholder is a party to be consummated at each Closing are subject to the satisfaction on or prior to such Closing of the conditions set forth below unless waived in writing by the Selling Shareholder.

(a) Representations and Warranties. All representations and warranties made by the Investor in Section 3.3 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of such Closing and (ii) that are qualified as to “materiality” shall be true and correct as of such Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b) Performance of Obligations. The Investor shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement and the other Transaction Documents prior to or as of such Closing.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Company or any of its Subsidiaries to dispose of all or a material portion of the business or assets of the Company or any of its Subsidiaries as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d) Compliance Certificate. The Investor shall have delivered to the Selling Shareholder a certificate, executed by an authorized signatory of the Investor, dated as of the date of such Closing, certifying that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied.

(e) Consents. The Investor shall have obtained any and all Authorizations necessary or appropriate for consummation of the purchase of that portion of Shares and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the date of such Closing, all of which shall be in full force and effect.

(f) Transaction Documents. The Investor shall have executed and delivered each of the Transaction Documents to which it is a party.

(g) Other Closing Deliveries. The Investor shall have delivered the other closing deliveries applicable to such Closing set forth in Section 2.5.

Section 5.2 Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement and each other Transaction Document to which the Investor is a party to be consummated at each Closing are subject to the satisfaction on or prior to such Closing of the conditions set forth below unless waived in writing by the Investor.

(a) Representations and Warranties. All representations and warranties made by the Founder, the Selling Shareholder and the Company in Section 3.1 and Section 3.2 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of such Closing and (ii) that are qualified as to “materiality” shall be true and correct as of such Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b) Performance of Obligations. Each of the Founder, the Selling Shareholder and the Company shall have performed or complied in all material respects with all obligations and covenants required to be performed by such Party under this Agreement and the other Transaction Documents prior to or as of such Closing.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Company or any of its Subsidiaries to dispose of all or a material portion of the business or assets of the Company or any of its Subsidiaries as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d) No Material Adverse Effect. There shall not have been any change, event, circumstance, development, condition or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Compliance Certificate. Each of the Selling Shareholder and the Company shall have delivered to the Investor a certificate, executed by an authorized signatory of such Party, dated as of the date of such Closing, certifying that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(d) applicable to such Party have been satisfied.

(f) Consents. Each of the Selling Shareholder and the Company shall have obtained any and all Authorizations necessary or appropriate for consummation of the sale of that portion of Shares and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the date of such Closing, all of which shall be in full force and effect.

(g) No Suspension. No stop order or suspension of trading shall have been imposed by NASDAQ, the SEC or any other Governmental Authority with respect to public trading in the ADSs.

(h) Legal Opinions. The Investor shall have received from each of (i) Conyers Dill & Pearman, the offshore counsel for the Company, an opinion, dated as of the First Closing, in substantially the form attached hereto as Exhibit D, and (ii) Han Kun Law Offices, the PRC counsel for the Company, an opinion, dated as of the First Closing, in substantially the form attached hereto as Exhibit E.

(i) Transaction Documents. Each of the Founder, the Selling Shareholder and the Company shall have executed and delivered each of the Transaction Documents to which such Party is a party.

(j) Investor Nominee. Effective as of the First Closing, the Company shall appoint Jack Qunyao Gao, a designee of the Investor, as a non-voting observer of the Board and the Investment Management Committee, to attend all meetings of the Board and all meetings of the Investment Management Committee in a non-voting observer capacity.

(k) Other Closing Deliveries. Each of the Founder, the Selling Shareholder and the Company shall have delivered the other closing deliveries applicable to such Closing set forth in Section 2.3 and Section 2.4.

ARTICLE VI

TERMINATION

Section 6.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to any Closing:

(a) by the mutual written consent of the Selling Shareholder and the Investor;

(b) by either the Selling Shareholder or the Investor, upon written notice to the other Party or Parties, if any Governmental Authority shall have issued any Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and nonappealable;

(c) by the Investor in the event of any material breach of any representation, warranty, covenant or agreement of any other Party contained herein and the failure of such other Party to cure such breach within seven (7) days after receipt of notice from the Investor requesting such breach to be cured; or

(d) by the Selling Shareholder in the event of any material breach of any representation, warranty, covenant or agreement of the Investor contained herein and the failure of the Investor to cure such breach within seven (7) days after receipt of notice from the Selling Shareholder requesting such breach to be cured.

Section 6.2 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 6.1 shall give written notice of such termination to the other Parties.

Section 6.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become null and void and there shall be no Liability on the part of any Party except for this Section 6.3 and Article VII and Article VIII, each of which shall survive termination; provided, however, nothing herein shall relieve any Party from Liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of any representation or warranty made by or on behalf of the Parties, all representations and warranties contained in this Agreement, the other Transaction Documents or any certificate delivered in connection herewith and therewith shall be deemed to be material and to have been relied upon by the Parties. All such representations and warranties shall survive the Last Closing and remain in full force and effect until the first (1st) anniversary of the date of the Last Closing; provided, however, (a) the representations and warranties set forth in Sections 3.1(i), 3.1(j), 3.2(f), 3.2(i), 3.2(k), 3.2(o) and 3.2(s) shall survive the Last Closing and remain in full force and effect until the third (3rd) anniversary of the date of the Last Closing, and (b) the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(h) shall survive the Last Closing and remain in full force and effect until the expiration of the applicable statute of limitations; provided, further, such expiration shall not affect the rights of any Indemnified Party under Article VII or otherwise to seek recovery of Losses arising out of any fraud, willful breach or intentional misrepresentation. If a claim for indemnification has been timely made pursuant to Section 7.5, such representation and warranty shall continue to survive and be fully effective and enforceable until a final and non-appealable order or judgment of a court of competent jurisdiction. The covenants and agreements of any Party contained in this Agreement shall survive the Last Closing until they are terminated, whether by performance thereof, their express terms or as a matter of applicable Law.

Section 7.2 Indemnification.

(a) Each of the Founder and the Selling Shareholder (each, a “Founder Indemnifying Party”) shall, jointly and severally, indemnify and hold the Investor and its directors, officers, employees, Affiliates, agents, assigns and transferees (each, an “Indemnified Party”) harmless from and against any Liabilities, judgments, fines and expenses of any kind or nature whatsoever, including any investigative, legal and other expenses and any amounts paid in settlement suffered or incurred by any Indemnified Party (the “Losses”) resulting from, arising out of or in connection with: (i) any inaccuracy or breach of any representation or warranty of any Founder Indemnifying Party contained in this Agreement, any other Transaction Document or any certificate delivered by or on behalf of any Founder Indemnifying Party in connection herewith or therewith; (ii) any breach of any covenant or agreement of any Founder Indemnifying Party contained in this Agreement, any other Transaction Document or any certificate delivered by and on behalf of any Founder Indemnifying Party in connection herewith or therewith; (iii) any Tax Liability of any Founder Indemnifying Party that such Founder Indemnifying Party is obligated to pay, or withhold from the Purchase Price paid to the Selling Shareholder for the Shares, arising out of the transactions contemplated by this Agreement; and (iv) the purchase and sale of the Shares being structured and split into the multiple Closings under Article II other than any Losses resulting from any change in the market price of the ADSs during the period of the multiple Closings (the “Multiple Closings Indemnification”).

(b) Each of the Founder, the Selling Shareholder and the Company (each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold the Indemnified Parties harmless from and against any Losses resulting from, arising out of or in connection with: (i) any inaccuracy or breach of any representation or warranty of the Company contained in this Agreement, any other Transaction Document or any certificate delivered by or on behalf of the Company in connection herewith or therewith; (ii) any breach of any covenant or agreement of the Company contained in this Agreement, any other Transaction Document or any certificate delivered by and on behalf of the Company in connection herewith or therewith; (iii) any failure by any PRC Subsidiary to fully contribute to the government sponsored employee benefit plans such PRC Subsidiary is required to be participate in under PRC Law, including social insurance funds (including the pension contribution plan, medical insurance plan, unemployment insurance plan, work-related injury insurance plan and maternity insurance plan) and housing provident funds; (iv) any non-compliance with the pre-screening advertising requirements under applicable PRC Law; and (v) the Multiple Closings Indemnification.

(c) Notwithstanding Section 7.2(a) and Section 7.2(b), none of the Indemnifying Parties shall be liable under this Agreement for any punitive, incidental or consequential damages, unless such punitive, incidental or consequential damages are awarded against an Indemnified Party in a third-party claim.

Section 7.3 Materiality Determination.

(a) Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, for purposes of the indemnification provisions in Section 7.2, any determination of whether any breach of a representation or warranty has occurred under this Agreement shall be made in strict accordance with the terms of the relevant representation or warranty, taking into account any and all “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained therein.

(b) Once a breach is determined to have occurred in accordance to Section 7.3(a), for the purpose of determining the amount of Losses resulting from such breach, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty shall in each case be disregarded and not be given effect (as if such standard or qualification were deleted from such representation or warranty).

Section 7.4 Limitations.

(a) Notwithstanding anything to the contrary in this Agreement, except in the case of (A) fraud, willful breach or intentional misrepresentation or (B) the Multiple Closings Indemnification, (i) an Indemnified Party shall not be entitled to indemnification pursuant to Section 7.2 unless and until the total amount of the Losses incurred by all Indemnified Parties exceeds the amount equal to (x) the total Purchase Price received by the Selling Shareholder under Section 2.5 divided by (y) 140 (such amount, the “Basket”), in which event the Indemnified Parties shall be entitled to receive indemnification of the full amount of the Losses (including, for the avoidance of doubt, the initial Basket of such Losses, provided that any individual claim or related claims for Losses must exceed Twenty-Five Thousand Dollars (US$25,000)), and (ii) the aggregate Liability of the Indemnifying Parties to the Indemnified Parties for indemnification under Section 7.2 shall be limited to the total Purchase Price received by the Selling Shareholder under Section 2.5.

(b) The amount of any Losses incurred by any Indemnified Party shall be reduced by the net amount such Indemnified Party recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer under insurance policies with respect to such Losses in excess of the sum of (i) reasonable out-of-pocket costs and expenses relating to collection under such policies, (ii) any deductible associated therewith to the extent paid and (iii) any corresponding increase in insurance premiums or other chargebacks resulting from, arising out of, or in connection with, insurance payments for the Losses. Such Indemnified Party shall use commercially reasonable efforts to effect any such recovery.

(c) For the avoidance of doubt, any Liability under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one warranty, covenant or agreement, and no

Indemnified Party shall be entitled to recover the same Losses or obtain payment, reimbursement or restitution for the same expenses more than once in respect of any inaccuracy or breach of any provision of this Agreement.

Section 7.5 Notice of Claims; Procedures. If any Indemnified Party makes any claim against any Indemnifying Party for indemnification under this Article VII, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim. If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) Business Days from receipt of such claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. In the event of any claim or demand asserted against an Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within twenty (20) Business Days after receipt from the Indemnified Party of such claim or demand, indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. If the Indemnifying Party assumes the defense, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing. If the Indemnifying Party elects not to assume the defense or fails to make such an election within the twenty (20) Business Day period, or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any other Party in order to effectuate the transactions contemplated hereby.

Section 8.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.3 Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties, except that the Investor may assign all or any of its rights and obligations hereunder without consent to any of its Affiliates or any permitted transferee of the Shares. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 8.5 Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 8.6 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

Section 8.8 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not any Closing shall have occurred.

Section 8.9 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 8.9). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to the Founder or the Selling Shareholder:

Skillgreat Limited
c/o Bona Film Group Limited
11/F, Guan Hu Garden 3
105 Yao Jia Yuan Road, Chaoyang District
Beijing 100025, People’s Republic of China
	Attention:	Dong Yu
	E–mail:	yudong@bonafilm.cn

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett
35th Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
	Attention:	Chris Lin
	Facsimile:	(+852) 2869-7694
	E–mail:	clin@stblaw.com

(b)	If to the Company:

c/o Bona Film Group Limited
11/F, Guan Hu Garden 3
105 Yao Jia Yuan Road, Chaoyang District
Beijing 100025, People’s Republic of China
	Attention:	Dong Yu
	E–mail:	yudong@bonafilm.cn

(c)	If to the Investor:

News Corporation
1211 Avenue of the Americas
New York, New York 10036
	Attention:	Janet Nova
	Facsimile:	+1 (212) 852-7214
	E–mail:	jnova@newscorp.com

with copies to (which shall not constitute notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
	Attention:	Sam Zucker, Esq.
	Facsimile:	+1 (650) 473-2601
	E–mail:	szucker@omm.com

Section 8.10 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

Section 8.11 Dispute Resolution.

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. There shall be one arbitrator agreed to by the Parties, and if they cannot so agree on such arbitrator within ten (10) Business Days of the commencement of the arbitration proceedings, three arbitrators shall be appointed. In such case, one arbitrator shall be nominated by the Party or Parties, as the case may be, commencing the arbitration proceedings (the “Claimant Side”), and one arbitrator shall be nominated by the respondent or respondents, as the case may be, to the proceedings (the “Respondent Side”), and if either the Claimant Side or the Respondent Side shall fail to nominate its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC shall appoint the third arbitrator. The third arbitrator shall be the presiding arbitrator. The Parties shall use commercially reasonable efforts to appoint arbitrators who are qualified to practice law in the State of New York.

(c) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 8.11, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 8.11 shall prevail.

(d) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(e) The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing.

(f) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of the State of New York (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(h) Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(j) The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(i) In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(ii) The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(iii) If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 8.11); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(iv) Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(v) The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 8.11 where such objections are based solely on the fact that consolidation of the same has occurred.

Section 8.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

FOUNDER:

By:	/s/ Dong Yu
Name:	Dong Yu

SELLING SHAREHOLDER:

SKILLGREAT LIMITED

By:	/s/ Dong Yu
Name:	Dong Yu
Title:	Authorized Signatory

COMPANY:

BONA FILM GROUP LIMITED

By:	/s/ Peixin Xu
Name:	Peixin Xu
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

INVESTOR:

NCIH, INC.

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	Senior Vice President

[Signature Page to Share Purchase Agreement]